UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 29, 2008

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On January 29, 2008, Ikanos Communications, Inc. (the “Company”) announced Mr. Michael Goguen’s voluntary resignation from the Board of Directors (the “Board”) and Audit and Compensation Committees of the Company, effective January 28, 2008. Mr. Goguen’s resignation from the Board did not involve any disagreement with the Company.

A press release announcing the resignation of Mr. Goguen was issued on January 29, 2008 and is attached hereto as Exhibit 99.1.

(d) Election of Director

Effective January 26, 2008, Fred Lax accepted an offer to join the Company’s Board of Directors as an independent director to the Board. Mr. Lax is expected to participate on the Audit and Compensation Committees, filling the vacancies created by Mr. Goguen’s resignation. Mr. Lax has over 30 years of experience in telecommunication companies holding various leadership positions at Tekelec, Lucent Technologies, AT&T and Bell Laboratories. Mr. Lax recently severed as President and CEO of Tekelec, a developer of switching and signaling telecommunications network performance management technology and value-added applications. Currently Mr. Lax serves on the board of Argent Networks. Mr. Lax earned a Bachelor’s degree in Electrical Engineering from the University of Notre Dame and a Master’s degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

As a member of the Company’s Board, Mr. Lax will receive the Company’s standard compensation for non-employee directors and will sign the Company’s Indemnification Agreement. There are no arrangements or understandings between Mr. Lax and any other person pursuant to which he was selected as a director of the Company.

A press release announcing the election of Mr. Lax was issued on January 29, 2008 and is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued January 29, 2008.*

*	Furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Cory J. Sindelar
Cory J. Sindelar
Chief Financial Officer

Date: January 29, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued January 29, 2008.*

*	Furnished, not filed.